H BANCORP

Chairman Craig Clark Jim Cornelsen, CEO Old Line Bank

15 25 Pointer Ridge Place

Bowie, MD 20716

7/24/2019

Dear Mr. Chairman and Jim Cornelsen,

Effective immediately, I hereby resign as a Director from the Boards of Old Line Bancshares and Old Line Bank.

Hovde Building •  122 W. Washington Ave, Suite 350 •  Madison, Wisconsin 53703